CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Hollywood Entertainment Corporation on Form S-8 (File No. 333-03524, File No. 33-81844 and File No. 33-80080) of our report, dated February 14, 1995, except for Note 3 as to which the date is March 29, 1995 on our audit of the statements of operations, changes in shareholders' equity and cash flows of Hollywood Entertainment Corporation for the year ended December 31, 1994, which report is included in this Annual Report on Form 10-K for the year ended December 31, 1996.


                                    COOPERS & LYBRAND L.L.P.

Portland, Oregon
March 27, 1997